Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-77022 on Form S-8 of our report dated June 8, 2006, relating to the financial statements and financial statement schedule of The Boyds Collection, Ltd., appearing in this Annual Report on Form 10-K of The Boyds Collection, Ltd. for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Baltimore, Maryland
June 8, 2006